Exhibit 99.B(h)(6)(b)

SCHEDULE A

TO THE EXPENSE LIMITATION AGREEMENT

FOR CERTAIN FUNDS OF

VICTORY PORTFOLIOS

DATED August 1, 2013

BETWEEN

VICTORY PORTFOLIOS AND VICTORY CAPITAL MANAGEMENT INC.

OPERATING EXPENSE LIMITS

AS OF March 1, 2019

Fund/Class	Maximum Operating Expense Limit*	Date of Termination	Effective Date of Waiver
Victory Strategic Allocation Fund — Class A	0.40%	February 29, 2020	March 1, 2019
Victory Strategic Allocation Fund — Class C	1.15%	February 29, 2020	March 1, 2019
Victory Strategic Allocation Fund — Class I	0.15%	February 29, 2020	March 1, 2019
Victory Strategic Allocation Fund — Class R	0.65%	February 29, 2020	March 1, 2019

*Excluding AFFE

A-1